December 22, 2022

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C. 20549

RE: Life Clips Inc. Changes in Registrant's Certifying Accountant

Ladies and Gentlemen:

We have read the statements under Item 4.01 on Form 8-K of Life Clips, Inc. (the "Company") to be filed with the Securities and Exchange Commission on or about December 22, 2022 related to our firm. We agree with all of the statements pertaining to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Respectively submitted,

Accell Audit & Compliance, PA

Accell Audit & Compliance, P.A.
Tampa, Florida
December 22, 2022

3001 N. Rocky Point Dr. East, Suite 200 Tampa, Florida 33607 813.367.3527